Revised: October 22, 2025

Exhibit 10.1

THE GREENBRIER COMPANIES, INC.

STOCK INCENTIVE GRANT PROGRAM FOR NON-EMPLOYEE DIRECTORS

The following provisions set forth the terms of the Stock Incentive Grant Program (the "Program") for non-employee directors of The Greenbrier Companies, Inc. (the "Company") under the Company's active stock incentive plan (the "Plan"). In the event of any inconsistency between the terms contained in the Program and in the Plan, the Plan shall govern. All capitalized terms that are not defined in the Program have the meanings set forth in the Plan.

Section 1. Eligibility. Each member of the Board elected to the Board who is not otherwise an employee or officer of the Company or any Related Company (an "Eligible Director") shall be eligible to receive Awards as set forth in the Program, subject to the terms of the Program.

Section 2. Stock Incentive Grants

2.1
Initial Awards. Upon an Eligible Director's initial election to the Board as an Eligible Director, the Eligible Director shall automatically receive an award of vested Stock Units (the "Initial Award"). The Grant Date for an Initial Award to an Eligible Director is the date of that director’s first election to the Board. If such initial election occurs at an annual meeting of shareholders, the Initial Award shall be for a number of shares of Common Stock calculated by dividing $160,000 by the average closing price for the 30 trading days immediately preceding the Grant Date and rounding up to the nearest whole share. If such initial election occurs on another date, the Initial Award shall be for a number of shares of Common Stock calculated by dividing $160,000 by the average closing price for the 30 trading days immediately preceding the Grant Date and multiplying the resulting quotient by a fraction, the numerator of which is the number of whole calendar months that elapse from the date such person first becomes an Eligible Director through the date of the first Annual Award (as defined below) immediately following the date he or she first becomes an Eligible Director and the denominator of which is twelve, and rounding up to the nearest whole share. A director who is also an employee of the Company or a Related Company but who subsequently ceases such employment status but remains a director shall not be eligible for an Initial Award.

2.2
Annual Awards. Immediately following each annual meeting of shareholders, each Eligible Director shall automatically receive an award of vested Stock Units for a number of shares of Common Stock calculated by dividing $160,000 by the average closing price for the 30 trading days immediately preceding the Grant Date and rounding up to the nearest whole share (the "Annual Award"). The Grant Date of an Annual Award will be the date of such annual meeting.
2.3
Vesting and Payment. Each Initial Award and Annual Award shall be immediately vested and payable. One share of Common Stock will be issuable for each vested Stock Unit that is payable. As soon as practicable after the Grant Date, the Company will settle the vested Stock Units by issuing to the Eligible Director one share of Common Stock for each vested Stock Unit. The Company will issue the shares of Common Stock by registering the shares of Common Stock in book entry form with the Company's transfer agent in the name of

Revised: October 22, 2025

the Eligible Director and any applicable restrictions will be noted in the records of the Company's transfer agent and in the book entry system.

Section 3. Amendment, Suspension or Termination of Program. The Board may amend, suspend or terminate the Program or any portion of it at any time and in such respects as it deems advisable. Except as provided in the Plan, any such amendment, suspension or termination shall not, without the consent of the Participant, impair or diminish any rights of a Participant under an outstanding Award.

Section 4. Effective Date. The Program shall become effective immediately and shall remain effective unless sooner terminated by the Board.

Section 5. General. Provisions of the Plan that are not discussed above, to the extent applicable to Eligible Directors, shall continue to govern the terms and conditions of Awards granted to Eligible Directors.